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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT


            THIS AGREEMENT (together with all exhibits hereto, the "Agreement"), made in New York, New York on April 28, 1998, effective as of the first day of January 1998, between GT INTERACTIVE SOFTWARE CORP., a Delaware corporation having its executive offices and principal place of business in New York, New York (the "Company"), and HARRY M. RUBIN, the undersigned individual ("Executive").



            IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

            1. Agreement Term.

               The term of this Agreement shall be the three-year period commencing on January 1, 1998 and ending on December 31, 2001 (the "Agreement Term").

            2. Employment.

               (a) Employment by the Company. Executive agrees to be employed by the Company for the Agreement Term upon the terms and subject to the conditions set forth in this Agreement. Executive shall serve as Executive Vice-President and General Manager-International Division and Business Affairs, of the Company and shall have such duties as are set forth in Schedule A, provided that if Executive is promoted to President of the International Division, he shall have only such title and responsibilities with respect to Business Affairs as are established by the Company. Notwithstanding this provision, if such Business Affairs title and responsibilities are modified, then Executive's failure to accept them shall not be a breach of this Agreement by Executive, and such modification shall not constitute Good Reason, as such term is defined in
Section 5(b), nor be a breach of this Agreement by the Company.

               (b) Performance of Duties. Throughout the Agreement Term, Executive shall faithfully and diligently perform Executive's duties in conformity with the directions of the Company and serve the Company to the best of Executive's ability. Executive shall devote Executive's entire working time, attention and energies to the business and affairs of the Company, subject to three weeks' vacation per year and personal and sick leave in accordance with Company policy. Executive shall have the title set forth in Section 2(a) hereof and shall report to the Chief Executive Officer of the Company, or, if Ronald Chaimowitz is the Chairman of the Board, then to the Chairman of the Board.
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               (c) Place of Performance. During the Agreement Term, Executive
shall be based at the Company's principal executive offices in New York, New York and, in this regard, Executive shall maintain Executive's personal residence in such city or such other location(s) within reasonable access to Executive's place of employment.


            3. Compensation and Benefits.

               (a) Base Salary. The Company agrees to pay to Executive for employment hereunder a base salary ("Base Salary") at the annual rate of $360,000 for the year ended December 31, 1998, subject to annual review during the Agreement Term and increases in such Base Salary of not less than five (5) percent per year, but otherwise in the discretion of the Company.

               (b) Benefits and Prerequisites; Bonus. (i) Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided to executives of the same level and responsibility as Executive. Nothing in this Agreement shall preclude the Company from terminating or amending from time to time any employee benefit plan or program. Except as otherwise provided in this Agreement, Executive may receive bonuses and be entitled to receive stock options at the sole discretion of the Board of Directors, provided, that Executive shall participate in the Company's senior executive bonus plan with a target bonus of 50% of Base Salary.

                   (ii) Executive shall receive an allowance of $2,000 per month toward rental and/or expenses of owning/leasing and maintaining an automobile.

                   (iii) During the Agreement Term, the Company shall provide to Executive medical benefits on the same basis and at the same cost to Executive as of December 31, 1997.

               (c) Travel and Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of Executive's duties under this Agreement in accordance with the policies and procedures established by the Company from time to time for executives of the same level and responsibility as Executive.

               (d) Life Insurance. The Company shall pay for and maintain a term life insurance policy on Executive's life, payable to his estate or other beneficiary directed by Executive, in the face amount of $1,000,000, and shall reimburse Executive for all taxes payable by him, if any, as a result of such premium payment, net of any taxes payable by him as a result of such


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reimbursement. Executive shall provide documentation reasonably satisfactory to the Company to support such reimbursement of taxes.

               (e) No Other Compensation or Benefits; Payment. The compensation and benefits specified in Sections 3 and 5 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

               (f) Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, then Executive's compensation and benefits shall cease on the date of such event, except as otherwise provided herein or in any applicable employee benefit plan or program.

            4. Exclusive Employment; Noncompetition.

               (a) No Conflict; No Other Employment. During the period of Executive's employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive's duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, except that Executive shall be entitled to attend to personal affairs and investments in a manner which does not unreasonably interfere with his responsibilities hereunder, and except as otherwise approved in advance in writing by the Chief Executive Officer or the Board of Directors of the Company; or (ii) accept any other full-time or substantially full-time employment, whether as an executive or consultant or in any other capacity, and whether or not compensated therefor.

               (b) No Competition. Without limiting the generality of the provisions of Sections 2(b) or 4(a), during a period ending on the later of (i) the end of the Agreement Term, (ii) the end of the Severance Period described in
Section 5(d)(i) hereof if severance payments are required to be made to the Executive under any provision of Section 5(d), and (iii) the end of any period during which payments are made to the Executive under Section 5(c) hereof; Executive shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business; provided, however, that if Executive's employment hereunder is terminated by the Company under Section 5(d) or Executive voluntarily resigns for Good Reason as provided in Section 5(d), then the provisions of this Section 4(b) shall remain in effect only so long as (and during the period in which)


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the Company continues to pay to Executive amounts as severance pursuant to
Section 5(d).

            For purposes of this Section 4(b), the term "Competing Business" shall mean any business or venture which develops, manufactures, publishes, licenses, sells, distributes or supplies entertainment, educational or "edutainment" computer software or video games for commercial use, whether for retail distribution, by direct marketing, electronically, by license to others, or otherwise; or any other business which is substantially similar to the whole or any significant part of the business conducted by the Company, provided that ownership of 2% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange or is quoted on The NASDAQ Stock Market, shall not constitute a breach of this Section 4, so long as Executive does not in fact have the power to control, or direct the management of, or is not otherwise associated with, such corporation. Notwithstanding anything in this Agreement to the contrary, if the Executive's employment with the Company shall not have terminated prior to the happening of a Change of Control (as defined in Section 5(d)(iii) hereof), then the Executive's obligation pursuant to this Section 4(b) shall be limited to a period equal to the greater of (A) two (2) years from the date of the happening of such Change of Control, and (B) the period during which Executive remains in the employ of the Company or its successor and parent company, if any.

               (c) No Solicitation of Employment. During the Agreement Term and for a period of two years thereafter, Executive shall not solicit or encourage any other employee to leave the Company for any reason.

               (d) Company Customers. Executive shall not, during the period which is coincident with the Executive's obligation not to compete under Section 4(b) hereof, directly or indirectly, contact, solicit or do business with (i) Wal-Mart Corporation, Target Stores, Caldor, Phar-mor, Best Buy, Office Depot, Comp U.S.A., Kmart, or any of their respective affiliated operations, for the purpose of selling entertainment, educational or "edutainment" computer software, video games or any other product (which is an integral product in a material product line of the Company) then sold by the Company to such customers or proposed to be sold to such customers at the time of termination of Executive's employment hereunder; (ii) any "customers" (as defined below) of the Company for the purpose of selling entertainment, educational or "edutainment" computer software, video games or any other product (which is an integral product in a material product line of the Company) then sold by the Company to such customers or proposed to be sold to such customers at the time of termination of Executive's employment hereunder; or (iii) any supplier, licensor or licensee of the Company (or any such supplier, licensor or licensee solicited by the Company within eight months prior to the expiration or termination of this Agreement) with respect to licensing computer software, video


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games or other intellectual property (which is related to computer software, video games or any other material product line of the Company) from such person.

For the purposes of the provisions of this Section 4(d), "customer" shall include any entity that purchased computer software, video games or any other product from the Company within eight months prior to the termination of Executive's employment hereunder, without regard to the reason for such termination. The term "customer" also includes any former customer or potential customer of the Company which the Company has solicited within eight months prior to such termination, for the purpose of selling computer software or any other product then sold by the Company.


            5. Termination of Employment.

               (a) Termination. The Company may terminate Executive's employment for Cause (as defined below), in which case the provisions of Section 5(b) shall apply. The Company may also terminate Executive's employment in the event of Executive's Disability (as defined below), in which case the provisions of
Section 5(c) shall apply. The Company may also terminate the Executive's employment for any other reason by written notice to Executive, in which case the provisions of Section 5(d) shall apply. If Executive's employment is terminated by reason of Executive's death, retirement or voluntary resignation, the provisions of Section 5(b) shall apply.

               (b) Termination for Cause; Termination by Reason of Death or Retirement or Voluntary Resignation. In the event that Executive's employment hereunder is terminated during the Agreement Term (x) by the Company for Cause (as defined below), (y) by reason of Executive's death or retirement or (z) by reason of Executive's voluntary resignation (other than voluntary resignation with Good Reason (as hereinafter defined) or following a Change of Control as permitted by Section 5(d)(iii))), then the Company shall pay to Executive, within thirty (30) days of the date of such termination, only the Base Salary and car allowance through such date of termination. For purposes of this Agreement, "Cause" shall mean (i) conviction of any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved; (ii) engaging in any substantiated act involving moral turpitude; (iii) gross neglect or misconduct in the performance of Executive's duties hereunder; (iv) willful failure or refusal to perform such material duties as may be delegated to Executive commensurate with Executive's position and responsibilities as set forth in Section 2 hereof; or (v) breach of any material provision of this Agreement by Executive; provided, however, that with respect to clause (iii), clause (iv) and clause (v), Executive shall have received written notice from the Company setting forth the manner in which he has been grossly negligent or engaged in misconduct, he has willfully


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failed to perform his duties prior to such notice or has materially breached any provision of this Agreement, and Executive shall not have cured such gross neglect, misconduct, willful failure or refusal to perform or breach, to the extent curable, within 10 business days of such notice; provided, however, Executive's good faith inability to perform shall not constitute Executive's willful failure to perform or a material breach of any provision of this Agreement. For purposes hereof, the term "Good Reason" shall mean (i) the modification of Executive's duties or responsibilities as set forth on Schedule A, or the assignment to Executive of a position or title other than, Executive Vice-President and General Manager-International Division and Business Affairs of the Company or its successor and parent company, if any (unless Executive is promoted to President of the International Division (which position or title shall thereafter control for the purposes of the definition of Good Reason), in which case he shall have only such title and responsibilities with respect to Business Affairs as are established by the Company), or (ii) any requirement that the Executive report to any person other than the Chief Executive Officer of the Company or its successor and parent company, if any, or if Ronald Chaimowitz is the Chairman of the Board of such entity, then to the Chairman of the Board, or (iii) any requirement that Executive perform services in any office of the Company or any successor or parent company located more than 30 miles from the Company's executive offices in New York City at the date hereof, or (iv) the failure by the Company, or its successor or parent company, if any, to pay compensation or provide benefits or perquisites to Executive as and when required by the terms of this Agreement.

               (c) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from Executive's duties hereunder on a full time basis for either (i) one hundred twenty (120) days within any three hundred sixty-five (365) day period, or (ii) ninety (90) consecutive days, and within thirty (30) days after written notice of termination is given shall not have returned to the performance of Executive's duties hereunder on a full time basis, the Company may terminate Executive's employment hereunder for "Disability". In that event, the Company shall pay to Executive, within thirty (30) days, of the date of such termination, only the Base Salary and car allowance through such date of termination. During any period that Executive fails to perform Executive's duties hereunder as a result of incapacity due to physical or mental illness (a "Disability Period"), Executive shall continue to receive the compensation and benefits provided by
Section 3 hereof until Executive's employment hereunder is terminated; provided, however, that the amount of compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under disability benefit plans and programs of the Company or under the Social Security disability insurance program covering the same period of time.


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            In addition, in the event that the Company shall terminate this
Agreement pursuant to this Section 5(c), the Company shall thereafter pay to Executive or his estate, severance pay equal to the Base Salary that Executive would have otherwise received if the terms of this Agreement were in effect during a period of two years following the date of such termination, commencing with the date of such termination and payable at the times and in the amounts such Base Salary would have been so paid, reduced by the aggregate amounts, if any, payable to Executive under disability benefit plans and programs of the Company or under the Social Security disability insurance program covering the same period of time.

               (d) Termination By Company For Any Other Reason; Voluntary Resignation for Good Reason; Change of Control.

                   (i) In the event that (A) Executive's employment hereunder is terminated by the Company during the Agreement Term for any reason other than as provided in Sections 5(b) or 5(c) hereof, or (B) Executive voluntarily resigns for Good Reason, as defined in Section 5(b), then the Company shall pay to Executive, within thirty (30) days of the date of such termination or resignation, the Base Salary and car allowance through such date of termination or resignation and, in lieu of any further compensation and benefits for the balance of the Agreement Term, severance pay equal to the Base Salary that Executive would have otherwise received if the terms of this Agreement were in effect during a period equal to the greater of (A) the remainder of the Agreement Term, and (B) two years from the date of such termination or resignation (the "Severance Period"), plus an amount per annum for the remainder of the Severance Period (pro-rated where appropriate for part of a year, if any) equal to 50% of such Base Salary in lieu of bonus, in each case from the effective date of such termination or resignation, commencing with such date of termination or resignation and payable at the times and in the amounts such Base Salary would have been so paid and, in the case of such amount in lieu of bonus, one half thereof on each July 1 and January 1 following the date of such termination or resignation. Under such circumstances, except as set forth below, for the balance of the Severance Period, Executive shall also continue to participate in and receive the benefits and perquisites provided for in Sections 3(b) and 3(c) hereof (excluding any bonus (other than the amount in lieu of bonus provided for in this Section 5(d)) and stock options) to the same extent as if Executive's employment hereunder had not been terminated or he had not resigned; provided, however, that in the event that Executive shall breach Sections 4 or 6 hereof, in addition to any other remedies the Company may have in the event Executive breaches this Agreement, the Company's obligation pursuant to this Section 5(d) to continue such salary, benefits and perquisites shall cease and Executive's rights thereto shall terminate and shall be forfeited.


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                   (ii)  In addition to any severance amounts payable hereunder, in the event (A) the Executive's employment is terminated by the Company or its successor or parent company, if any, for any reason other than properly for Cause as provided in Section 5(b), or (B) the Executive dies or (C) the Executive voluntarily resigns for Good Reason, as defined in Section 5(b), then all options previously granted to Executive pursuant to the Company's 1995 Stock Incentive Plan, 1997 Stock Incentive Plan or otherwise shall immediately vest and be exercisable by Executive in full, and Executive (or his estate in the event of death) shall thereafter be entitled to exercise such options as follows: (x) all options granted on or before December 31, 1997 (options to purchase 327,728 shares at the date hereof, being referred to as the "Initial Options") shall be exercisable for the balance of their respective terms; and
(y) all other options shall be exercisable for a period of two years from the date of the termination, death or resignation referred to in this Section 5(d)(ii).

                   (iii) Upon the happening of a Change of Control, as hereinafter defined, then all options previously granted to Executive pursuant to the Company's 1995 Stock Incentive Plan, 1997 Stock Incentive Plan or otherwise shall immediately vest and be exercisable by Executive in full, and Executive shall thereafter be entitled to exercise (A) the Initial Options for the balance of their respective terms and (B) all other options then held by Executive for a period of three (3) years from the termination of Executive's employment with the Company or its successor for any reason whatsoever following such Change of Control. In addition, if, following a Change of Control, (1) there occurs Good Reason, as defined in Section 5(b), (2) Executive is not an Executive Vice- President of the Company or its successor and parent company, if any, with responsibilities similar to those set forth on Schedule A, or (3) Executive's employment is terminated by the Company or its successor or parent company, if any, for any reason other than as provided in Sections 5(b) or (c), then in any such case, at any time within ninety (90) days of any event specified in clauses (1) or (2), Executive may voluntarily resign from employment with the Company or its successor and parent company, and thereupon (or following the happening of the event specified in clause (3)), the Company and its successor and parent company shall be obligated to make severance payments and provide benefits and perquisites as provided in Section 5(d)(i) hereof with the same effect as if the Company terminated the employment of Executive as contemplated by the provisions of Section 5(d)(i) or the Executive voluntarily resigned for Good Reason; provided that following such voluntarily resignation (or termination of Executive's employment as specified in clause
(3)) and during the applicable Severance Period described in Section 5(d)(i) hereof (but subject to the limitations contained in the last sentence of Section 4(b)), Executive shall be bound by the provisions of Section 4(b) hereof so long as the Company, or its successor and


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parent company, if any, continue to make the severance payments required by this
Section 5(d).

            For purposes hereof, Change of Control shall mean any of the following occurrences:

       (1) any "person" as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Exchange Act") (other than (A) the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (B) Joseph Cayre, Stanley Cayre, Kenneth Cayre and their respective spouses or children or trusts for such children, (C) General Atlantic Partners or any entity managed or controlled by General Atlantic Partners ((A), (B) and (C) together or individually, a "Current Owner"), or (D) any entity more than 50% of whose voting and equity interests are owned beneficially by a Current Owner), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities (other than as a result of a merger or consolidation covered by clause (3)(i) below in connection with a merger involving the Company which would result in voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company or the surviving entity (or its parent) outstanding immediately after such merger or consolidation);

       (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (1), (3) or (4) of this definition) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

       (3) the stockholders of the Company approve a merger or consolidation of the Company with any other entity, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of


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            the voting securities of the Company or such surviving entity (or its parent) outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

       (4) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.


               (e) No Further Liability; Release. Payment made and performance by the Company in accordance with this Section 5 shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive's employment and termination of employment. Other than paying Executive's Base Salary and car allowance through the date of termination of Executive's employment and making any severance payment and continuing benefits and perquisites pursuant to and in accordance with this Section 5 (as applicable), the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement. The Company shall have the right to condition the payment of any severance or other amounts pursuant to Sections 5(c) or 5(d) hereof upon the delivery by Executive to the Company of a release in form and substance satisfactory to the Company of any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive's employment by the Company and termination of such employment.

            6. Confidential Information.

               (a) Existence of Confidential Information. The Company owns and has developed and compiled, and will develop and compile, certain proprietary techniques and confidential information which have great value to its business (referred to in this Agreement, collectively, as "Confidential Information"). Confidential Information includes not only information disclosed by the Company to Executive, but also information developed or learned by Executive during the course or as a result of employment with the Company, which information shall be the property of the Company. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or


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contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is specifically labelled as Confidential Information by the Company. By way of example and without limitation, Confidential Information includes any and all information developed, obtained, licensed by or to or owned by the Company concerning trade secrets, techniques, know-how (including designs, plans, procedures, merchandising, marketing, distribution and warehousing know-how, processes, and research records), software, computer programs, and any other intellectual property created, used or sold (through a license or otherwise) by the Company, Electronic Data Information know-how and processes, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, store plans, budgets, projections, customer, supplier, licensee, licensor and subcontractor identities, characteristics, agreements and operating procedures, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not include information which (a) is or becomes generally available to the public or is now or later enters the public domain other than as a result of a disclosure by Executive, (b) was available to Executive on a non-confidential basis prior to the date of this Agreement, (c) becomes available to Executive from a source other than the Company, its agents or representatives (or former agents or representatives) or (d) is required to be disclosed pursuant to law; provided, that Executive shall provide the Company with prompt notice of such required disclosure to, and Executive shall fully cooperate with the Company to, enable the Company to seek a protective order; provided, further, that in the case of (c) above, the source of such information was not bound by a confidentiality agreement with the Company.

               (b) Protection of Confidential Information. Executive acknowledges and agrees that in the performance of duties hereunder the Company discloses to and entrusts Executive with Confidential Information which is the exclusive property of the Company and which Executive may possess or use only in the performance of duties for the Company. Executive also acknowledges that Executive is aware that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Company's interests, an invasion of privacy and an improper disclosure of trade secrets. Executive shall not, without the prior written consent of the Chief Executive Officer, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of Executive's assigned duties and for the benefit of the Company, any Confidential Information, either during the Agreement Term or thereafter. In the event Executive desires to


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publish the results of Executive's work for or experiences with the Company through literature, interviews or speeches, Executive will submit requests for such interviews or such literature or speeches to the Chief Executive Officer of the Company at least fourteen (14) days before any anticipated dissemination of such information for a determination of whether such disclosure is in the best interests of the Company, including whether such disclosure may impair trade secret status or constitute an invasion of privacy. Executive agrees not to publish, disclose or otherwise disseminate such information without the prior written approval of the Chief Executive Officer of the Company.

               (c) Delivery of Records, Etc. In the event Executive's employment with the Company ceases for any reason, Executive will not remove from the Company's premises without its prior written consent any records, files, drawings, documents, equipment, materials and writings received from, created for or belonging to the Company, including those which relate to or contain Confidential Information, or any copies thereof. Upon request or when employment with the Company terminates, Executive will immediately deliver the same to the Company.


            7. Assignment and Transfer.

               (a) Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company's business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place.

               (b) Executive. Executive's rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate.

            8. Miscellaneous.

               (a) Other Obligations. Executive represents and warrants that neither Executive's employment with the Company nor Executive's performance of Executive's obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have.

            (b) Nondisclosure; Other Employers. Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information, trade secrets or confidential business information of others. Executive represents and warrants that Executive has returned all property, proprietary information, trade secrets and confidential business information belonging to all prior employers.

            (c) Cooperation. Following termination of employment with the Company, Executive shall cooperate with the Company, as reasonably requested by the Company, to affect a transition of Executive's responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

            (d) No Duty to Mitigate. Executive shall be under no duty to mitigate with respect to any severance or other amounts payable pursuant to Sections 5(c) or 5(d) hereof.

            (e) Protection of Reputation. During the Agreement Term and thereafter, Executive and the Company each agree that he or it will take no action which is intended, or would reasonably be expected, to harm the other's reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the other.

            (f) Governing Law. This Agreement, including the validity, interpretation, construction and performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such state without regard to such state's conflicts of law principles. All actions and proceedings relating directly or indirectly to this Agreement shall be litigated in any state court or federal court located in New York, New York. The parties hereto expressly consent to the jurisdiction of any such court and to venue therein and consent to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint therein directed to Executive at the address as provided in Section 8(m) hereof and to the Company's designated agent for service of process (which initially shall be GT Interactive Software Corp., 417 Fifth Avenue, New York, New York 10016, Attention:
Secretary, which agent may be changed by the Company upon thirty (30) days' prior written notice to Executive).

            (g) Entire Agreement. This Agreement (including the Exhibits hereto) and that certain side letter, of even date herewith, from the Company to Executive contains the entire agreement and understanding between the parties hereto in respect of the subject matter hereof and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting the subject matter hereof, including all prior employment agreements, if any, between the Company and Executive, which agreement(s) hereby are terminated and shall be of no further force or effect.

               (h) Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

               (i) Severability. If any term, provision, covenant or condition of this Agreement or part thereof, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition shall remain in full force and effect, and any such invalid, unenforceable or void term, provision, covenant or condition shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same and the remainder of this Agreement valid, enforceable and lawful. In this regard, Executive acknowledges that the provisions of Sections 4 and 6 are reasonable and necessary for the protection of the Company.

               (j) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. The use herein of the word "including," when following any general provision, sentence, clause, statement, term or matter, shall be deemed to mean "including, without limitation". As used herein, "Company" shall mean the Company and its subsidiaries and any purchaser of, successor to or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the Company's business or assets which is obligated to perform this Agreement by operation of law, agreement pursuant to Section 7 hereof or otherwise. As used herein, the words "day" or "days" shall mean a calendar day or days.

               (k) Nonwaiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

               (l) Remedies for Breach. The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Agreement Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement peculiar value, and, in the event of a breach or threatened breach of any covenant of Executive herein, the injury or imminent injury to the value and the goodwill of the Company's business could not be reasonably or adequately compensated in damages in an action at law. Accordingly, Executive expressly acknowledges that the Company shall be entitled to specific performance, injunctive relief or any other equitable remedy against Executive, without the posting of a bond, in the event of any breach or threatened breach of any provision of this Agreement by Executive (including Sections 4 and 6 hereof). Without limiting the generality of the foregoing, if Executive breaches Sections 4 or 6 hereof, such breach will entitle the Company to enjoin Executive from disclosing any Confidential Information to any Competing Business, to enjoin such Competing Business from receiving Executive or using any such Confidential Information and/or to enjoin Executive from rendering personal services to or in connection with such Competing Business. The rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each such party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall in no way preclude such party from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

               (m) Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, return receipt requested, with postage prepaid, to Executive's residence (as reflected in the Company's records or as otherwise designated by Executive on thirty (30) days' prior written notice to the Company) or to the Company's principal executive office, attention: President (with copies to the General Counsel), as the case may be. All such notices, requests, consents and approvals shall be effective upon being deposited in the United States mail. However, the time period in which a response thereto must be given shall commence to run from the date of receipt on the return receipt of the notice, request, consent or approval by the addressee thereof. Rejection or other refusal to accept, or the inability to deliver because of changed address of which no notice was given as provided herein, shall be deemed to be receipt of the notice, request, consent or approval sent.

               (n) Assistance in Proceedings, Etc. Executive shall, without additional compensation, during and after expiration of the Agreement Term, upon reasonable notice and at reasonable times, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates or in which any of them is, or may become, a party.

               (o) Insurance and Indemnification. Executive shall be covered under any director and officer insurance policy obtained by the Company, if any, and shall be entitled to benefit from any officer indemnification arrangements adopted by the Company, if any, to the same extent as other senior executive officers of the Company (including the right to such coverage or benefit following Executive's employment to the extent such policy or benefit covers former employees); provided, however that Executive acknowledges and agrees that the Company shall not be obligated, in any way, to obtain such insurance coverage or to adopt any such indemnification arrangements for such officers.

               (p) Survival. This Agreement and the respective obligations, rights and benefits of the Company and the Executive as set forth herein shall survive the cessation or termination of Executive's employment with the Company and the termination of the Agreement Term in accordance with the terms set forth herein. In addition, the provisions of Sections 3(d) and 5(d)(iii) hereof shall survive the expiration of the Agreement Term if Executive remains employed by the Company, but only until such employment is terminated by the Company, by the Executive, or for any other reason.

            IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an officer thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.


GT Interactive Software Corp.                       EXECUTIVE:



By: /s/ Ronald Chaimowitz                           /s/ Harry M. Rubin
    ------------------------                        ----------------------------
    Name: Ronald Chaimowitz                             Harry M. Rubin
    Title: Chief Financial
           Officer

                                   Schedule A



                           Duties and Responsibilities


         1. Management of, with authority to direct (subject to the direction of the person to whom the Executive reports pursuant to this Agreement) the international activities of the Company, including Company-owned operations, joint ventures and third party distribution and licensing.

         2. Under the heading of "Business Affairs", management of the contract related, legal and sublicensing functions of the Company, including contract negotiations and preparation, protection of Company rights and contract and legal administration, unless Executive is promoted to President of the International Division, in which event he shall have only such title and responsibilities with respect to Business Affairs as are established by the Company.

                          GT INTERACTIVE SOFTWARE CORP.
                                417 Fifth Avenue
                            New York, New York 10016


                                          As of January 1, 1998


Mr. Harry M. Rubin
784 Park Avenue
New York, New York 10021

Dear Harry:

            Reference is hereby made to that certain Employment Agreement (the "Employment Agreement"), of even date herewith, by and between you and GT Interactive Software Corp. (the "Company"). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Employment Agreement.

            In the event that after the expiration of the Agreement Term, (i) Executive continues in the employ of the Company and (ii) Executive and the Company do not enter into an employment agreement regarding Executive's continued employment, Executive agrees to be bound by the terms of Sections 4(a) through (d) and 6 of the Employment Agreement for as long as Executive is employed by the Company, provided, however, that provisions of the Employment Agreement that are by its terms intended to survive such expiration, shall so survive.

            In the event that after the expiration of the Agreement Term, (i) Executive and the Company do not enter into an employment agreement regarding Executive's continued employment and (ii) Executive's employment is terminated by the Company or its successor for any reason other than those described in
Section 5(b) of the Employment Agreement (collectively, "without cause"), or the Executive resigns for Good Reason, the Company shall pay to Executive, within 30 days of such termination, the base salary then in effect through such date of termination and, in lieu of any further compensation or benefits, severance pay equal to the base salary that Executive would otherwise receive during the one year period following the effective date of the termination, at the times and in the amounts such salary would have been paid. Under such circumstances, except as set forth below, for the balance of such one year period, Executive shall also continue to participate in and receive the benefits and perquisites (excluding any bonus and stock options) he would have received had his employment not been terminated; provided, however, that in the event Executive shall breach Sections 4 or 6 of the Employment Agreement (as if such provisions were still in effect), in addition to any other remedies the Company may have, the Company's obligations pursuant to this letter to continue such salary, benefits and perquisites shall cease and Executive's rights thereto shall terminate and be forfeited.

            In the event Executive's employment after the expiration of the Agreement Term is terminated without cause or the Executive resigns for Good Reason, all options granted to Executive pursuant to the Company's Stock Incentive Plans shall continue to vest in accordance with their terms and be exercisable by Executive as if his employment had not been terminated.

            Please indicate your agreement with the foregoing by signing this letter in the space provided below and returning it to the undersigned at the address set forth above.


                                       Very truly yours,

                                       GT INTERACTIVE SOFTWARE CORP.


                                       By: /s/ Ronald Chaimowitz
                                           ------------------------------
                                           Name: Ronald Chaimowitz
                                           Title: Chief Executive Officer


ACCEPTED AND AGREED:


/s/ Harry M. Rubin
--------------------
Harry M. Rubin